As filed with the Securities and Exchange Commission on July 15, 1996
                                             Registration No. 333-
                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                               ___________

                                 FORM S-3

                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933
                               ___________

                            RESPONSE USA, INC.
          (Exact Name of Registrant as Specified in its Charter)

               Delaware                             22-3088639
       (State or Jurisdiction of                 (I.R.S. Employer
      Incorporation or Organization)             IdentificationNo.)

                            11-K Princess Road
                     Lawrenceville, New Jersey 08648
                              (609) 896-4500
      (Address, Including Zip Code, and Telephone Number, Including
          Area Code. of Registrant's Principal Executive Offices)


                       Richard M. Brooks, President
                            Response USA, Inc.
                            11-K Princess Road
                     Lawrenceville, New Jersey 08648
                              (609) 896-4500
        (Name, Address, Including Zip Code, and Telephone Number,
                Including Area Code, of Agent for Service)
                               ___________
                                Copies to:

                          Felice F. Mischel, Esq.
                           Thomas A. Rose, Esq.
                  Schneck Weltman Hashmall & Mischel LLP
                        1285 Avenue of the Americas
                         New York, New York 10019
                                (212) 956-1500

           Approximate date of proposed sale to the public:    From time to
      time after the effective date of this registration statement, as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE


                                                     Proposed
Title of                              Proposed       Maximum
Each Class                            Maximum        Aggregate      Amount of
of Securities            Amount       Offering       Offering       Regis-
To Be                    To Be        Price Per      Price Per      tration
Registered               Registered   Security       Security       Fee

Common Stock, par        2,875,000      $8.875     $25,515,625       $8,799
value $.008 per share
("Common Stock")

Total Registration Fee                                               $8,799


     The registration fee is calculated pursuant to Rule 457(c) of the Securities Act of 1933 by taking the closing high bid price of the Registrant's common stock, par value $.008 per share, on July 12, 1996, as reported on The Nasdaq SmallCap Market.


          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.



                             RESPONSE USA, INC.

                      2,875,000 Shares of Common Stock

          This Prospectus relates to the sale of 2,875,000 shares of common stock, $.008 par value per share (the "Common Stock"), of Response USA, Inc. (the "Company"), by certain selling stockholders (the "Selling Stockholders"). Of such shares of Common Stock (i) 1,950,000 shares may be sold after issuance upon conversion of the Company's 1996 Series A Convertible Preferred Stock (the "Series A Preferred Stock"), (ii) 750,000 shares of Common Stock may be resold after issuance upon exercise of certain common stock purchase warrants (the "Placement Warrants") issued in connection with the sale of the Series A Preferred Stock, and (iii) 175,000 shares of Common Stock may be resold after issuance upon exercise of certain common stock purchase warrants (the "Berwind Warrants") issued in connection with consulting services. Additional shares of Common Stock that may become issuable as a result of the anti-dilution provisions of the Series A Preferred Stock, the Placement Warrants and the Berwind Warrants are offered hereby pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

      The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders, but will receive the exercise prices payable upon the exercise of the Placement Warrants and Berwind Warrants. There can be no assurance that all or any part of the Placement Warrants or Berwind Warrants will be exercised. All expenses incurred in connection with this offering are being borne by the Company (which expenses are estimated to be approximately $30,000), other than any commissions or discounts paid or allowed by the Selling Stockholders to underwriters, dealers, brokers or agents.

      The Selling Stockholders have not advised the Company of any specific plans for the distribution of the shares of Common Stock being offered by them hereby, but it is anticipated that such shares of Common Stock may be sold from time to time in transactions (which may include block transactions) on The Nasdaq Small Cap Market ("Nasdaq") at the market prices then prevailing. Sales of the shares of Common Stock may also be made through negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through which the sales of the shares of Common Stock may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act, and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

          The Company has informed the Selling Stockholders that the anti-manipulative rules under the Securities Exchange Act of 1934, Rules 10b-2, 10b-6 and 10b-7, may apply to their sales in the market and has furnished the Selling Stockholders with a copy of these rules. The Company has also informed the Selling Stockholders of the need for delivery of copies of this Prospectus.

          The Common Stock is traded in the over-the-counter market and is quoted on Nasdaq under the symbol RUOK. On July 12, 1996, as reported by Nasdaq, the closing bid price for the Common Stock was $8.875 per share.
                     _________________________________
           THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF
 RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF
                          THEIR ENTIRE INVESTMENT.
                        SEE "RISK FACTORS." (PAGE 5)
                     _________________________________
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
             OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                           IS A CRIMINAL OFFENSE.
               The date of this Prospectus is          , 1996


                     AVAILABLE INFORMATION

           The Company has filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Act") with respect to the securities offered by this Prospectus. For further information with respect to the securities offered hereby, reference is made to the Registration Statement and to the exhibits listed in the Registration Statement.

           The Company is subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, Proxy Statements and other information can be inspected and copies made at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, New York, New York, 10007, and Room 1204 Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois, 60604. Copies can also be obtained at prescribed rates from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Avenue, N.W., Washington, D.C. 20549.

        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company's Annual Report on Form 10-KSB for its fiscal year ended June 30, 1995, the Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1995, December 31, 1995 and March 31, 1996, the Reports on Form 8-K filed February 29, 1996 and March 28, 1996, Amendment Nos. 1, 2 and 3 to Form 8-K, filed on May 14, 1996, filed on May 14, 1996 and May 30, 1996, respectively, the Form 8-K filed June 19, 1996 and the description of the Company's Common Stock contained in its Registration Statement on Form S-3 filed with the Commission on April 11, 1996, as amended, all of which have been previously filed with the Commission, are incorporated in this Prospectus by reference. All documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering made hereby are also incorporated by reference herein and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that the statement contained in this Prospectus or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents).

                       PROSPECTUS SUMMARY

           The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information, Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                          The Company

     Response USA, Inc. (the "Company"), through its wholly-owned subsidiaries, Response Ability Systems, Inc. ("Systems") and Emergency Response Systems, Inc. ("ERS"), markets a personal emergency response system, ("PERS") which enables users, such as elderly or disabled persons, to transmit a distress signal using a portable transmitter which is part of the PERS. When activated by the pressing of a button, the transmitter sends a radio signal to a receiving base installed in the user's home. The receiving base relays the signal over telephone lines to a monitoring station which provides continuous monitoring services. The monitoring station personnel verify the nature of the emergency and contact the appropriate emergency authorities in the user's area. The Company, through its wholly-owned subsidiary United Security Systems, Inc. ("USS"), is also engaged in the sale, installation, continuous monitoring and maintenance of electronic security systems.

           Systems commenced operations in 1985 and, by 1987, had sold over 4,000 franchises in 42 states for the distribution of PERS. Systems marketed the franchises to individuals who purchased such franchises as a part-time business or second source of income. The Company believes such franchisees were poorly capitalized. Systems incurred substantial losses in its franchise operations as costs to establish, maintain, promote and service the franchise network exceeded the revenues from the sale of the franchises. Such losses resulted in Systems filing a petition for reorganization under Chapter 11 of the Federal Bankruptcy Act in October 1987. While in reorganization, Systems discontinued its franchise sales operations, and the Company has no intention of resuming new franchise sales, although a number of its original franchisees are still actively utilizing the Company's monitoring and purchasing its PERS. Since the confirmation of Systems' Plan of Reorganization in January 1990, Systems has devoted substantial efforts to broadening and diversifying its marketing programs to sell PERS units through national pharmacy chains including Revco D.S., Wal-Mart Stores, Inc and K-Mart pharmacies, rather than direct marketing.

           The Company sells its PERS products directly to the consumer and through franchisees in the United States and a distributor in Canada under the "Instant Response," "Response Ability" trade names. The Company also sells and leases PERS through its institutional division to hospitals and home health care agencies. In addition, the Company provides monitoring services through a third-party monitoring station located in Euclid, Ohio, to tens of thousands of users of the Company's PERS. The Company also sells PERS and related accessories, which are manufactured by a contractor located in Florida, to independent home alarm and other vendors under private label programs.

           The Company's electronic security business utilizes electronic devices installed in customers' businesses and residences to provide detection of events, such as intrusion or fire, surveillance and control of access to property. The detection devices are monitored by the same third-party monitoring station which monitors the Company's PERS units. In some instances, commercial customers may monitor these devices at their own premises or the devices may be connected to local fire or police departments. The products and services marketed in the electronic security services industry range from residential systems that provide basic entry and fire protection to more sophisticated commercial systems. USS commenced operation in March 1994, upon the acquisition of substantially all of the assets of two companies engaged in the electronic security business.

           The Company, then known as Larsen Software Corporation and originally incorporated in Utah in June 1984 for the purpose of acquiring computer software, consummated an intra-state offering in 1985 in which it issued 184,642 shares of common stock and received proceeds of $25,850 which were utilized principally to pay accounting and administrative costs. The Company, which changed its state of incorporation to Nevada in September 1989, did not engage in any significant business operations until August 1990 when it acquired all of the outstanding common stock of Systems. In connection with its acquisition of Systems, the Company changed its name to Lifecall America, Inc. Systems was incorporated in Delaware in 1985 to do business as a franchisor of direct sellers of PERS, and engaged principally in such business until October 1987, when it filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Act. Systems' plan of reorganization (the "Plan of
Reorganization") was confirmed by the U.S. Bankruptcy Court in January 1990, and became effective in February 1990. In March 1992, the Company changed its name to Response USA, Inc. and its state of incorporation from Nevada to Delaware. ERS was incorporated in Delaware in 1994. References to the Company include Systems, ERS and USS.

           The  Company's executive offices are located  at  11-K
Princess Road, Lawrenceville, New Jersey 08648, and its telephone number at that address is (609) 896-4500.

                      Recent Developments

           The Company recently completed a financing agreement with Mellon Growth Finance, a division of Mellon Bank, N.A. ("Mellon"), providing the Company with a revolving term loan of up to $15,000,000. As of July 8, 1996, the Company has drawn upon approximately $10,500,000 of such available credit. The loan bears interest at 1.75% above the Mellon's prime interest rate and matures on June 30, 2000.

           Concurrently with the closing of the Mellon financing, the Company completed the private placement of 7,500 shares of Series A Preferred Stock for an aggregate of $7,500,000. Each share of Series A Preferred Stock is convertible into shares of Common Stock, at the sole option of the holder, based upon the following formula:

          The Premium + 1,000
          -------------------
            Conversion Price


Where (a) the Premium equals 10% multiplied by the number of days from the date the purchaser deposited funds for the purchase of the Series A Preferred Stock through and including the date of conversion divided by 365, and (b) the Conversion Price is equal to the lesser of (i) 80% of the average closing bid price of the Common Stock as reported by Nasdaq for the five trading days preceding the date of conversion, or (ii) $5.00 per share. The Company may redeem all or any portion of the Premium for cash in lieu of converting such Premium into shares of Common Stock upon the foregoing conversion terms. Each holder may, in their sole discretion, elect to convert up to 50% of the shares of Series A Preferred Stock held beginning August 16, 1996 and may convert the balance beginning September 10, 1996. After June 1, 1999, the Company may require conversion of the Series A Preferred Stock upon the foregoing conversion terms.

           In  connection  with the placement  of  the  Series  A
Preferred Stock, the Company also issued 750,000 Placement Warrants. Each Placement Warrant is exercisable to purchase one share of Common Stock at any time until July 1, 2001. 500,000 Placement Warrants are exercisable at $6.125 per share of Common Stock and 250,000 Placement Warrants are exercisable at $8.00 per share of Common Stock.

           In connection with the Mellon financing and the placement of the Series A Preferred Stock, the Company also issued 175,000 Berwind Warrants. Each Berwind Warrant is exercisable to purchase one share of Common Stock at any time until July 1, 2001, at an exercise price of $4.50 per share.

           The shares of Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Placement Warrants and the Berwind Warrants (together with such shares that may become issuable as a result of anti-dilution provisions contained in the Series A Preferred Stock, the Placement Warrants and the Berwind Warrants), are being offered for resale pursuant to this Prospectus.

                          The Offering

          Securities Offered    2,875,000 shares of Common Stock.

          Use of Proceeds       The Company will not receive any
                                of the proceeds from the sale  of
                                Common Stock offered by the Selling
                                Stockholders hereby. Any money
                                received by the Company upon the
                                exercise of the Placement Warrants
                                or the Berwind Warrants will be
                                used for working capital purposes.

          Risk Factors          The securities offered hereby
                                involve a high degree of risk. See
                                "RISK FACTORS."

          Offering Price        All or part of the shares of Common
                                Stock offered hereby may be sold from
                                time to time in amounts and on terms
                                to be determined by the Selling Stock-
                                holders at the time of sale.

          Nasdaq Trading
            Symbol              RUOK


                          RISK FACTORS

           THIS OFFERING INVOLVES SUBSTANTIAL INVESTMENT RISK AND COMMON STOCK SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING AN INVESTMENT IN THE COMPANY AND ITS BUSINESS PRIOR TO PURCHASE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS:

           Unprofitable Operations; Significant Obligations. The Company incurred losses of $4,359,620, $3,030,830 and $2,668,073 for the years ended June 30, 1994 and June 30, 1995, and the nine months ended March 31, 1996, respectively. The Company is required to pay the long-term indebtedness of Systems in connection with Systems Plan of Reorganization, through the year 2000. The Company has funded its operations through various private placements of its securities, including the sale of the Series A Preferred Stock, and through debt financing, including the Mellon financing. In this regard, the Company expects to incur significant interest expense as a result of the Mellon financing. In the past, the Company has used external sources of funding to finance its operations (including its debt service requirements) and expects to continue to use external sources of funding for such purpose until the Company's operations become profitable. However, there can be no assurance that such funds will continue to be available if needed. The inability to provide for its working capital needs would seriously inhibit the Company's development and adversely affect its results of operations and prospects.

           Consequences of Default under Plan of Reorganization. The Company's wholly-owned subsidiary, Systems, filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Act in October 1987. Systems' Plan of Reorganization was confirmed by the U.S. Bankruptcy Court in January 1990, and became effective in February 1990. The Plan of Reorganization provides for, among other things, long-term payments totalling approximately $2.8 million to secured and unsecured pre-petition creditors and for unpaid state and federal taxes. As of June 30, 1996, deferred payment obligations to such pre-reorganization creditors totalled $375,147, which are payable in varying installments (assuming the adherence to the repayment schedule), through the year 2000, as long as there are no defaults (failure to make timely payments) under the Plan of Reorganization. In the event that the Company should default in payment of these deferred obligations, Systems' pre-reorganization creditors could seek appropriate relief in the bankruptcy court, the result of which could range from dismissal or conversion of Systems' bankruptcy to a Chapter 7 proceeding requiring liquidation of Systems, or modification of Systems' Plan of Reorganization, which could have a material adverse effect upon the Company. Any such modified plan could require the Company to pay more to prepetition creditors than the amounts required under the existing Plan of Reorganization. To date, payments under the Plan of Reorganization have been made in a timely fashion.

          Dependence on Key Personnel. The Company believes that it is dependent to a significant degree on the services of Richard M. Brooks, its President, Chief Executive and Financial Officer and Ronald A. Feldman, its Chief Operating Officer. The Company has purchased key person insurance on the lives of Messrs. Brooks and Feldman in the amounts of $2,000,000 and $1,000,000 respectively. There can be no assurance that such insurance would be sufficient to compensate the Company in the event of the death of Mr. Brooks or Mr. Feldman. In addition, the Company has entered into a five-year employment agreement with Mr. Brooks, effective on October 23, 1992, as amended to expire on October 23, 1999, but there can be no assurance that Mr. Brooks will remain with the Company during such term or thereafter. In the event that Mr. Brooks or Mr. Feldman or other key personnel should die, become incapacitated, resign, otherwise not remain with the Company or for any other reason be unable to perform their duties, there can be no assurance that the business and operations of the Company would not be adversely affected.

            Competition  and  Markets.   The  personal  emergency
response and electronic security services industries are highly competitive. There are numerous companies of comparable size to, or larger than, the Company and many smaller companies that sell PERS and electronic security service equipment and offer monitoring services. Many of the Company's competitors have significantly greater financial resources and a larger sales organization than the Company. In addition, while the Company generally competes with sellers of PERS and security services, there are numerous large national and multinational companies, with far greater resources than the Company, that compete in the information services industry and the electronic security services industry. There is no assurance that such larger companies will not attempt to enter the PERS market in the future, or, if they do, that the Company will be able to compete successfully.

           State and Federal Regulation. As a seller of personal emergency response units and electronic security systems, the Company is subject to laws and regulations administered by various states, the Federal Communications Commission, the Food and Drug Administration and the Federal Trade Commission. Some states require licenses or permits to sell PERS and electronic monitoring systems and to provide security services. In addition, federal and state regulations, including without limitation, consumer protection laws, govern the promotion and advertising activities of the Company and other sellers of the Company's products and services. The Company's relationship with its franchisees also is subject to regulation under federal and state franchise laws. Compliance with such laws and regulations is costly, and changes in laws and regulations could increase the cost of compliance and materially affect the Company in other respects not presently foreseeable. In the past, Systems has been the subject of enforcement actions brought under state and federal law to enforce certain of these laws and regulations concerning the sales of franchises. There can be no assurance that the Company will not be subjected to enforcement actions in the future.

           Products Liability and Errors and Omissions. The Company is subject to claims by customers that a PERS unit was defective, that the Company has failed to provide monitoring services as required, or that some action or inaction by the Company or failure of its products or services has caused or contributed to injury to the customer. While the Company has liability insurance which it deems adequate ($1,000,000 per occurrence and $5,000,000 in the aggregate), there can be no assurance that the Company will be able to maintain such insurance or will not be subjected to claims in excess of its insurance coverage.

           Prior Sale of Unregistered Securities. In February 1996, the Company consented to the issuance of an Order Instituting Proceedings pursuant to the Securities Act of 1933
(the "Securities Act") and the Securities Exchange Act of 1934 and Findings and Order of the Securities and Exchange Commission (the "Finding"), without admitting or denying any allegations or facts contained therein. In July 1993, the Company sold 60,000 shares of Common Stock pursuant to what it claimed to be an exemption from registration under Regulation S of the Securities Act. The Finding stated that such sales were made under circumstances in which the Company knew or should have known that such exemption was not available. Consequently, the Finding stated, the sales were made in violation of the registration provisions of the Securities Act. The Company consented to permanently cease and desist from committing or causing any violation, and any future violation, of Section 5 of the Securities Act.

           Limitation of Directors' Liability. The Company's Certificate of Incorporation limits the liability of the Company's directors for breach of their fiduciary duty of care to the Company. The effect of this provision is to eliminate the directors' liability for monetary damages resulting from negligent or grossly negligent conduct in most situations. A director remains responsible for damages to the Company resulting from a breach of his duty of loyalty to the Company, a failure to act in good faith, intentional misconduct, a knowing violation of law, receipt of an improper personal benefit, or approval of an illegal dividend or stock purchase. Liabilities under the federal securities laws also are not affected by this provision, as the SEC views such provisions as unenforceable.

           Authorization and Discretionary Issuance of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. There can be no assurance that preferred stock of the Company will not be issued at some time in the future.

           Shares Eligible for Future Sale; Market Overhang from Outstanding Warrants and Options. As of June 30, 1996, the Company had outstanding 3,731,503 shares of Common Stock, of which substantially all of such shares are freely transferable without restriction or further registration under the Securities Act. For the "restricted securities," under Rule 144, if certain conditions are met, persons who satisfy a two year "holding period" may sell within any three-month period a number of such shares which does not exceed the greater of one percent of the total number shares outstanding or the average weekly trading volume of such shares during the four calendar weeks prior to such sale. After a three-year holding period is satisfied, persons who are not "affiliates" of the issuer of the securities are permitted to sell such shares without regard to these volume restrictions.

           Warrants and options to purchase the following number of shares of Common Stock are outstanding: (i) 411,200 shares issuable upon exercise of Class A Warrants at a price of $4.50 per share until October 1998, (ii) 392,270 shares issuable upon exercise of Class B Warrants at a price of $5.50 until October 1998, (iii) 21,000 shares issuable upon exercise of Class C Warrants, (iv) 1,870,900 shares issuable upon exercise of options issued to officers, directors and employees of the Company, (v) 92,000 shares issuable to a former underwriter of the Company's securities are exercisable at a price of $4.50 per share, (vi) 26,985 shares issuable upon conversion of convertible debentures,
(vii) 750,000 shares issuable upon exercise of the Placement Warrants, (viii) 175,000 shares issuable upon exercise of the Berwind Warrants at $4.50 per share, (ix) 1,032,135 shares issuable at a price of $3.25 per share in connection with the Mellon financing, (x) 1,500,000 shares issuable upon conversion of the Series A Preferred Stock (based on the fixed conversion price of $5.00 per share of Common Stock and assuming the Company redeems the shares otherwise issuable with respect to the Premium).

           No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Company's securities prevailing from time to time. The possibility that substantial amounts of currently restricted shares or newly issued shares of Common Stock into the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities.

           Nasdaq Maintenance Requirements; Possible Delisting of Securities from Nasdaq System. The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the continued listing of a security on Nasdaq. The maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000 and capital and surplus of at least $1,000,000; that the minimum bid price for the listed securities be $1 per share; and that the minimum market value of the "public float" be at least
$1,000,000. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. If an issuer falls below the bid price maintenance standard, it may remain on Nasdaq if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in equity. The Company's current Common Stock price is above $1 per share, however, there can be no assurance that the Company will continue to satisfy the requirements for maintaining a Nasdaq listing. If the Company's securities were excluded from Nasdaq, it would adversely affect the prices of such securities and the ability of holders to sell them.

           Penny Stock Regulation. In the event that the Company is unable to satisfy Nasdaq's maintenance requirements, trading would be conducted in the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on Nasdaq, or the Company having $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rules 15g-1 through 15g-6 promulgated under the Securities Exchange Act of
1934  for  non-Nasdaq and non-exchange listed securities.   Under
such rules, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from these rules if the market price is at least $5.00 per share.

           The SEC adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions (such exceptions including an equity security listed on Nasdaq and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years). Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

           If the Company's Common Stock were subject to the regulations on penny stocks, the market liquidity for the Company's Common Stock could be severely affected by limiting the ability of broker/dealers to sell the Company's Common Stock and ability of purchasers in this offering to sell their securities in the secondary market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

          Lack of Dividends. The Company has never paid and does not plan to pay in the foreseeable future any dividends on its Common Stock, although it is not restricted from doing so.


                        USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of the Common Stock offered by the Selling Stockholders hereby. Any proceeds realized by the Company from the exercise of Placement Warrants or the Berwind Warrants will be used for working capital purposes.

           Proceeds from the Private Placement were used for the acquisition of monitoring accounts and for general working capital purposes.



                    SELLING SECURITYHOLDERS

           Of the securities offered hereby (i) 1,950,000 shares of Common Stock may be resold after issuance upon conversion of the Series A Preferred Stock, (ii) 750,000 shares of Common Stock may be resold after issuance upon exercise of the Placement Warrants, and (iii) 175,000 shares of Common Stock may be resold after issuance upon exercise of the Berwind Warrants. Additional shares of Common Stock that may become issuable as a result of the anti-dilution provisions of the Series A Preferred Stock, the Placement Warrants and the Berwind Warrants are also offered hereby pursuant to Rule 416 under the Securities Act. As of the date hereof, none of the Series A Preferred Stock has been converted and none of the Placement Warrants or Berwind Warrants have been exercised.

      Upon conversion of the Series A Preferred Stock, holders will be entitled to receive a number of shares of Common Stock determined by dividing the stated value of the Series A Preferred Stock ($1,000 per share), plus the Premium (unless the Company chooses to redeem the shares otherwise issuable in respect of that Premium), by a conversion price equal to the lesser of (i) $5.00 and (ii) 80% of the average of the closing bid prices for shares of Common Stock for the five trading day period immediately prior to conversion, subject to adjustment upon the occurrence of certain dilutive events. Under the applicable conversion formula, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock will be higher if the market price of the Common Stock at the time of conversion is lower, and there is no cap on the number of shares of Common Stock which may be issuable. In addition, the number of shares issuable upon the conversion of the Series A Preferred Stock is subject to adjustment upon the occurrence of certain dilutive events. The 1,950,000 shares of Common Stock issuable upon conversion of the Series A Preferred Stock and offered hereby represent the number of shares which would be issuable if the Series A Preferred Stock were converted at a conversion price equal to $5.00 per share and no limitations or adjustment were applicable, plus an additional 450,000 shares of Common Stock issuable upon conversion of the Premium if such Premium is not redeemed.





                                                Beneficial Ownership
                              Shares      ---------------------------------
                              Offered     Prior to Sale          After Sale
                              -------     -------------          ----------
Beneficial
Stockholder
- -----------
A.J. Gesundheit               50,000(1)         50,000                   0
AG Super Fund International
  Partners, L.P.              10,000(1)         10,000                   0
GAM Arbitrage
  Investments, Inc.           10,000(1)         10,000                   0
Leonardo, L.P.                70,000(1)         70,000                   0
Raphael, L.P.                 10,000(1)         10,000                   0
Ailouros Ltd.                 50,000(1)         50,000                   0
Capital Ventures
  International, Inc.        250,000(1)        250,000                   0
Carousel Investments, Inc.    20,000(1)         20,000                   0
Charles B. Krusen            395,000(1)(2)     395,000                   0
Wood Gundy London Ltd.       300,000(1)        300,000                   0
Darisco Diversified
  Investments Inc.            50,000(1)         50,000                   0
Deere Park Partners, L.P.     50,000(1)         50,000                   0
Halifax Fund, L.P.           200,000(1)        200,000                   0
KA Investments LDC            30,000(1)         30,000                   0
Lake Management LDC          100,000(1)        100,000                   0
Maureen McCluskey             20,000(1)         20,000                   0
The Otato Limited
  Partnership                100,000(1)        100,000                   0
UC Financial Ltd              50,000(1)         50,000                   0
Zanett Lombardier Ltd        110,000(1)        110,000                   0
Berwind Financial
  Group, L.P.                175,000(4)        175,000                   0
Zanett Capital Inc.           93,750(3)         93,750                   0
Emral Investments Ltd         93,750(3)         93,750                   0
Bruno Guazzoni                93,750(3)         93,750                   0
Alberto Gobbi                 93,750(3)         93,750                   0


(1) Includes shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock. Assumes that all shares of Series A Preferred Stock are converted at the fixed conversion price of $5.00 with the Company redeeming the shares otherwise issuable in respect of the Premium. Pursuant to the terms of the Series A Preferred Stock, the Series A Preferred Stock is convertible only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock then held by such holder and its affiliates (not including shares underlying unconverted shares of Series A Preferred Stock) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Accordingly, the number of shares of Common Stock set forth above for each Selling Stockholder may exceed the actual number of shares of Common Stock that such Selling Stockholder could own beneficially at any given time through its ownership of the Series A Preferred Stock.

(2)  Includes  250,000 shares issuable upon exercise of Placement
     Warrants at a price of $6.125 per share and 125,000 shares issuable upon exercise of Placement Warrants at a price of $8.00 per share.

(3)  Includes  62,500 shares issuable upon exercise of  Placement
     Warrants at a price of $6.125 per share and 31,250 shares issuable upon exercise of Placement Warrants at a price of $8.00 per share.

(4) Issuable upon exercise of the Berwind Warrants at a price of $4.50 per share.

                      PLAN OF DISTRIBUTION

                 purchases by a broker or dealer as principal and resale by such broker or dealer for its account; an exchange distribution in accordance with the rules of such exchange; ordinary brokerage transactions and transactions in which the broker solicits purchasers; privately negotiated transactions; short sales; and a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling
Stockholders may receive commissions or discounts from the Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the Securities Act.

      The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the shares offered hereby until the earlier of the date upon which all of the shares offered hereby have been sold or the date on which the shares offered hereby, in the opinion of counsel, may be immediately sold by the Selling Stockholders without registration.

      The Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. There can be no assurances that the Selling Stockholders will sell any or all of the shares offered hereby.

      The Company is bearing all of the costs relating to the registration of the shares. Any commissions, discounts or other fees payable to the broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the Selling Stockholders. The Company will not receive any of the proceeds from this offering, but will receive the exercise price payable upon the exercise of the Placement Warrants and Berwind Warrants if they are exercised.

      Pursuant to the registration rights granted to the Selling Stockholders in connection with the sale by the Company of the Series A Preferred Stock, the Company has agreed to indemnify the Selling Stockholders, any person who controls a Selling Stockholder, and any underwriters for the Selling Stockholders, against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the Registration Statement of which this Prospectus forms a part. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting commissions or discounts under the Securities Act.


                         LEGAL MATTERS

          The validity of the shares of Common Stock and Warrants under applicable state law will be passed upon for the Company by Schneck Weltman Hashmall & Mischel LLP, 1285 Avenue of the
Americas, New York, New York 10019.

                            EXPERTS
           The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Fishbein & Company, P.C., Holzer, Hum & Jocoby, LLP, and Good Swartz and Berns, Independent Certified Public Accountants, to the extent indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.


      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                 FOR SECURITIES ACT LIABILITIES

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company and to the Selling Stockholders pursuant to the provisions of the Company's Certificate of Incorporation, the terms of the registration rights agreements executed in connection with the Private Placement or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in he opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                            PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution.

            The amount of expenses (other than underwriting discounts and commissions) in connection with the issuance and distribution of the shares registered hereby are set forth in the following table. All the amounts are estimates, except the registration fee and the NASD filing fee.

  Registration Fee                                   $ 8,799
  Legal fees and expenses                             10,000
  Accounting fees and expenses                         6,000
  Miscellaneous                                        5,201

    Total                                            $30,000




Item 15. Indemnification of Directors and Officers.

               Article  V  of the Company's Bylaws  provides  the
following:

               5.1 Right to Indemnification. The Corporation shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a "proceeding"), by reason of the fact whether civil, criminal, administrative or investigative (collectively, a "proceeding"), by reason of the fact such person is or was a director or officer of the Corporation or a constituent corporation absorbed in a consolidation or merger (hereinafter, a "constituent corporation"), or is or was serving at the request of the Corporation or a constituent corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture or other enterprise or entity, or is or was a director or officer of the Corporation serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans, if any, of the Corporation or another entity which may be in effect from time to time (any such person, an "Authorized Representative"), against all expenses, liability and loss actually and reasonably incurred or suffered by such Authorized Representative in connection with such proceeding, whether or not the indemnified liability arises or arose from any proceeding by or in the right of the Corporation, to the extent that such Authorized Representative is not otherwise indemnified and to the extent that such indemnification is not prohibited by law as it presently exists or may hereafter be amended.

               5.2 Advance of Expenses. The Corporation shall pay all reasonable expenses incurred by an Authorized Representative in defending a Proceeding in advance of the final disposition of such Proceeding, upon receipt by the Corporation of a written undertaking by or on behalf of such Authorized Representative to repay all amounts advanced (without interest unless a court of competent jurisdiction determined the payment of interest is required by law) if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

               5.3 Procedure for Determining Permissibility. To determine whether any indemnification under this Article V is permissible, the Board by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any Authorized Representative seeking indemnification shall be required to, determine in each case whether the applicable standards in any applicable statute have been required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made (a) the stockholders of the Corporation or (b) by independent legal counsel in a written opinion if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs; provided that, if there has been a change in control of the Corporation between the time of the action or failure to act giving rise to the claim for indemnification and the time such claim is made, at the option of the Authorized Representative seeking indemnification, the permissibility of indemnification shall be determined by independent legal counsel. If a claim for indemnification under this Article is not paid in full within ninety (90) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim, and the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification under applicable law. The reasonable expenses of any Authorized Representative in prosecuting a successful claim for indemnification, and the fees and expenses of any independent legal counsel engaged to determine permissibility of indemnification, shall be borne by the Corporation. For purposes of this paragraph, "independent legal counsel" means legal counsel other than that regularly or customarily engaged by or on behalf of the Corporation.

                 5.4 Proceedings Initiated by Authorized Representatives. Notwithstanding any other provision of this
Article V, the Corporation shall be requested to indemnify an Authorized Representative in connection with a proceeding initiated by such Authorized Representative only if the proceeding was authorized by the Board.

               5.5 Indemnification Not Exclusive; Inuring of Benefit. The indemnification provided by this Article V shall not be deemed exclusive of any other right to which one seeking indemnification may have or hereafter acquired under any statute, provision of the Certificate of Incorporating, these Bylaws, agreement, vote of stockholders or disinterested directors of otherwise, and shall inure to the benefit of the heirs, executors and administrators of any person.

               5.6 Insurance and Other Indemnification. The Board shall have the power to (i) authorize the Corporation to purchase and maintain, at the Corporation's expenses, insurance on behalf of the Corporation and on behalf of others to the extent that power to do so has not been prohibited by applicable law, and (ii) give other indemnification to the extent not prohibited by applicable law.

               5.7 Modification or Repeal. Any modification or repeal of any provision of this Article V shall not adversely affect any right or protection of an Authorized Representation existing hereunder with respect to any act or omission occurring prior to such modification or repeal.

               Article  Nine  of  the  Company's  Certificate  of
Incorporation provides the following:

                A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by a director except for (i) any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission of occurring prior to such repeal or modification.

                If  the  Delaware  General  Corporation  Law   is
hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extend permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.



Item 16. Exhibits and Financial Statement Schedules.

         (a)  Exhibits.

2(a)      -    Agreement  and  Plan  of Reorganization  dated
               August  9, 1990, by and among the Company  (Corsica
               Capital   Corp.),  Management  of  Corsica  Capital
               Corp. and Lifecall Systems, Inc.(1)
2(b)      -    Plan and Agreement of Reorganization dated May
               13,  1991,  by  and  among  the  Company,  Lifecall
               Systems,  Inc.,  Monitor Emergency  Alert  Lifecall
               Systems, Inc., and its sole stockholder(1)
2(c)      -    Plan  and Agreement of Merger dated March  18,
               1992  by  and between Response USA, Inc. (Delaware)
               and Lifecall America, Inc.(1)
2(d)      -    Delaware  Certificate of Ownership and  Merger
               Merging  Response  USA, Inc., a Nevada  Corporation
               with  and into its wholly-owned subsidiary Response
               USA, Inc., a Delaware corporation(1)
2(e)      -    Nevada  Articles of Merger  of  Response  USA,
               Inc.  (Formerly Lifecall America, Inc.),  a  Nevada
               corporation,  into Response USA, Inc.,  a  Delaware
               corporation(1)
3(a)      -    Certificate of Incorporation of the Company(1)
3(b)      -    Bylaws of the Company(1)
3(c)      -    Certificate of Designation of 1996 Series A Preferred Stock
4(a)      -    Form of Common Stock Certificate(1)
4(b)      -    Form of Class A Warrant Certificate(1)
4(c)      -    Form of Class B Warrant Certificate(1)
4(d)      -    Form of Class C Warrant Certificate(1)
4(e)      -    Form of Warrant Agreement(1)
5         -    Opinion of Schneck Weltman Hashmall &  Mischel
               LLP as to legality of securities being registered
10(a)     -    Lifecall Systems, Inc. Third Amended  Plan  of
               Reorganization with Order affirming  Third  Amended
               Plan of Reorganization dated January 9, 1990(1)
10(c)     -    Agreement  dated  October  31,  1991,  by  and
               between  Bucks  County Bank  &  Trust  Company  and
               Lifecall Systems, Inc.(1)
10(d)     -    Distributorship Agreement,  dated  October  6, 1987
               and  as  amended December 31, 1990,l  by  and
               between  Lifecall  systems,  Inc.  and  Teck  World
               Industries, Inc.(1)
10(i)     -    Emergency Backup Service Agreement dated  June 13, 1991,
               by  and  between  Lifecall  Emergency Response Center,
               Inc., and the Emergency  Response People, Inc.(1)
10(j)     -    First Amended and Restated License and Royalty
               Agreement dated as of July 1, 1991, by and  between
               Lifecall  Systems, Inc. and the Emergency  Response
               People, Inc.(1)
10(l)     -    Master  Agreement dated September 6, 1991,  by
               and  between Visiting Nurse Associations of America
               and  Lifecall  Systems, Inc.  and  attached  Member
               Agency Form Agreement(1)
10(m)     -    Agreement dated March 17, 1992 by and  between
               Synchronal  Marketing, Inc.  and  Lifecall  Systems
               Inc.(1)
10(s)     -    Employment Agreement dated August 28, 1992, by
               and  between the Company and Richard R. Brooks, and
               Addendum thereto dated October 1, 1992(1)
10(t)     -    Employment Agreement dated August 28, 1992, by
               and  between the Company and Ronald A. Feldman, and
               Addendum thereto dated October 1, 1992(1)
10(u)     -    Consulting Agreement dated January 2, 1992  by
               and  among the Company, Lifecall Systems, Inc.  and
               Scott Affrime(1)
10(v)     -    Consulting Agreement dated May 22, 1986 by and
               between  LC  Products, Inc. and Nevin  Jenkins,  as
               amended(1)
10(w)     -    Incentive  Stock Option Plan  of  the  Company
               adopted  by the Company's Board on March  18,  1992
               and  approved  by  the  Company's  stockholders  on
               March 30, 1992(1)
10(x)     -    Restricted  Stock Option Plan of  the  Company
               adopted  August  20,  1990, as amended  August  30,
               1991, January 2, 1992 and March 18, 1992(1)
11        -    Calculation of Earnings (Loss) Per Share
22        -    Subsidiaries of the Company
24(a)     -    Consent of Fishbein & Company, P.C.
24(b)     -    Consent of Schneck Weltman Hashmall &  Mischel
               (included in Exhibit 5)
24(c)     -    Consent of Sanford Holzer & Company
24(d)     -    Consent of Good Swartz and Berns



              1.    Filed   with  the  Registrant's  registration
              statement on Form S-1 (File No. 33-47589), and incorporated by reference herein.




Item 17.      Undertakings.

A.         Certificates

  The undersigned small business issuer hereby undertakes:

        (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;
     (iii) to include any additional or changed material information on the plan of distribution; provided, however, that paragraph (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof..


        (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.


   Insofar  as indemnification for liabilities arising under  the
Securities Act may be permitted to directors, officer and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                           SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lawrenceville and State of New Jersey on the 15th of July, 1996.

                                   RESPONSE USA, INC


                                   By: /s/RICHARD M. BROOKS
                                      ---------------------
                                      Richard M. Brooks,
                                      Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

 SIGNATURE                         TITLE                         DATE
 ---------                         -----                         ----


 /s/RICHARD M. BROOKS     Director, President, Chief        July 15, 1996
 --------------------     Executive Officer (Principal
 Richard M. Brooks        Executive, Financial
                          Accounting Officer)

 /s/RONALD A. FELDMAN     Director, Vice President and      July 15, 1996
 --------------------     and Chief Operating Officer
 Ronald A. Feldman


 --------------------     Director
 Sheldon Lieberbaum


 /s/JEFFREY S. BUDIN      Director                          July 15, 1996
 --------------------
 Jeffrey S. Budin


 /s/STUART LEVIN          Director                          July 15, 1996
 --------------------
 Stuart Levin


 --------------------     Director
 Robert M. Rubin


 /s/TODD HERMAN           Director                          July 15, 1996
 --------------------
 Todd E. Herman